Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500

ENTERPRISE FINANCIAL POSTS RECORD EARNINGS FOR THIRD CONSECUTIVE YEAR

Strong Growth Drives 37% Increase In Net Income And 28% Increase in Earnings Per Share

St. Louis, January 26, 2006 – Enterprise Financial Services Corp (NASDAQ:  EFSC), the parent company of Enterprise Bank & Trust, reported net income of $11.3 million or $1.05 per fully diluted share for 2005.  This compares to $8.2 million or $0.82 per fully diluted share in 2004.  Net income for the quarter ended December 31, 2005, was $2.8 million or $0.26 per fully diluted share vs. $1.8 million or $0.18 per fully diluted share in the same quarter of 2004, a 44% increase.

“This was another exceptional year for our company and its shareholders,” said Kevin Eichner, President and CEO of Enterprise Financial.  “Our business model has now produced a three year compounded annual growth rate in earnings per share of 26%.  Our commercial banking and wealth management capabilities combined with a continued focus on private businesses and their owners is proving to be a powerful business strategy.”

Banking Line Of Business Marks New Highs:

EFSC’s banking line of business continued its high performance levels.  Average earning assets increased by $132.7 million or 14%.  Portfolio loans grew by $104 million (12%) and ended the year at $1 billion.  The investment portfolio grew to $136 million, a $14 million or 11% increase over 2004. Deposits grew by $177 million (19%) and the bank was able to retain its exceptional deposit mix, with interest free demand deposits at a continued robust 20%.

“Peter Benoist, Steve Marsh and their banking division team continue to be stellar performers.  The growth in loans and especially in core deposits was outstanding as was asset quality for the year.  In light of the competitive forces we faced, our numbers look very strong,” commented Eichner.

Asset quality remains a hallmark metric for Enterprise.  Non-performing loans were just $1.4 million or 0.14% of portfolio loans and net charge-offs represented only 0.02% of average loans for the year.  The allowance for loan losses was $13.0 million or 1.30% of portfolio loans vs. $11.7 million (also 1.30%) at the end of 2004.  The increase in the allowance was the net result of $1.5 million of provision for loan losses slightly offset by $200,000 of net loan charge-offs in the year.  In 2004, the provision for loan losses was $2.2 million and net loan charge-offs were $1.1 million.  The decline in the provision for loan losses when comparing 2005 to 2004 was due to lower non-performing loan levels, continued strengthening of the St. Louis and Kansas City economies and continued low delinquency rates.

The company’s fully tax-equivalized net interest rate margin increased from 3.84% to 4.11%, year-to-year.  The 27 basis point improvement in net interest rate margin was primarily due to rising interest rates and the greater benefit of free balances (demand deposits and shareholder equity).  In 2005, the net interest spread improved 4 basis points to 3.51% as increases in earning asset yields were largely offset by increases in the cost of interest-bearing liabilities.

Deposit service charges of $2.1 million were essentially flat with those posted in 2004.  A rising earnings credit rate throughout 2005 offset much of the benefit of the growth in numbers of accounts and services provided during the year.

Wealth Management Continues Its Pace:

Enterprise Financial’s Wealth Management line of business also fared well in 2005.  Total Wealth Management income increased by 53%, or $2.3 million, to $6.5 million during the year driven by strong growth in the company’s Trust and Wealth Products Groups.  This included $780,000 of commission income earned by the company’s Millennium Brokerage Group LLC (“MBG”) which was acquired in October 2005.  Factoring out the benefit of the MBG acquisition, the company’s Wealth Management business increased its income by $1.5 million or 35% for the year.  Assets under administration were $1.4 billion at December 31, 2005, down slightly, as $250 million of assets managed in a special common trust fund account were distributed to clients as called for by contract in the fourth quarter.

The company’s Wealth Management business produced $1.1 million of pre-tax income, compared to $702,000 in 2004, a 62% increase.  Eliminating the impact of MBG in 2005, Wealth Management pre-tax earnings were $968,000, a 38.5% increase over the prior year.

Eichner commented, “We are extremely pleased with the overall growth rates and enhanced profitability of our Trust company and Wealth Products Groups.  Our Wealth Management product and service offerings continue to distinguish themselves against the competition.  This line of business is not only a significant differentiator in our value proposition to our clients but also a major contributor to the company’s increased earnings power.  The addition of Millennium promises to further strengthen this picture in 2006 as we enjoy a full year of operations with our new partners at MBG.”

Company Well Positioned for 2006:

During the late third and throughout the fourth quarter of 2005, the company elected to reposition a portion of its investment portfolio and recognized losses of $494,000.  Increases in market rates for the two through four-year maturity ranges and the company’s overall interest rate sensitivity presented an opportunity to strengthen the expected total return on portfolio investments for 2006 and 2007.

While the company’s long range business model (see 8-K filing dated July 22, 2005) calls for noninterest expenses to grow on average 10% or less per year through 2010, these expenses grew 17% or $5 million in 2005 over the $29.3 million reported in 2004.  Excluding expenses incurred by MBG of $504,000 and $152,000 of amortization expenses related to that acquisition, noninterest expenses increased $4.3 million or 15%.

Commenting on expenses, Eichner noted, “Expense management remains a priority for us.  The company’s efficiency ratio improved from 67% to 64% in 2005.  Analysts will note that nearly all of the increases in expenses are due to our growth and success. Our three year compound annual growth rate in noninterest expense ending 2005 was 8%, still well under our 10% average goal.”

The largest expense increase was in the salaries and benefits line.  Excluding MBG, $3.3 million of these expense increases were due to (1) increased bonus payouts of $963,000 tied to company performance above plan; (2) $605,000 of increased commission payouts in Wealth Management tied to revenue growth; (3) $483,000 of increased expense related to the vesting of Restricted Share Units in the company’s new long term incentive plan; (4) compensation for new hires and merit increases for existing associates totaling $867,000; and (5) an increased employer match expense on the company’s 401(k) plan of $363,000 due to increased participation and an increase in the match percentage associated with the company’s outstanding performance relative to plan in 2005.

The noninterest expense increase of $1.1 million in the Other expense line was due to MBG expenses of $185,000, the previously mentioned amortization of intangibles of $152,000 related to the acquisition, increased director expense of $377,000, increased professional fees of $399,000, higher travel, meetings and entertainment of $298,000, and higher information technology expense of $220,000 offset by the $554,000 one-time charge on refinancing the TRUPS in 2004 previously noted.

For the year ended December 31, 2005, the effective tax rate for the company was 35.8%, an increase from the 33.2% rate in 2004, when two items impacted the results.  During 2004 the company took a $241,000 reversal of the remaining deferred tax valuation allowance related to Merchant Banking losses in 2001 and the company recognized state income tax refunds of $163,000 related to amendments of prior state income tax returns.

Summary Comments:

In summarizing the year, Eichner commented, “We continue to make progress in establishing EFSC as a high growth winner in the small cap investment space.  Our stock ended the year at $22.68 bringing our three year compound annual growth rate in stock price to 22%.  Obviously, the move to a national listing on the NASDAQ and our efforts with institutional investors have raised our profile and opportunities for our company, and, of course, the company’s continued growth and earnings performance is serving our investors well,” he noted.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

Please refer to the Consolidated Financial Summary attached for more details.

###

Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2004 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

	For the Quarter Ended December 31		For the Twelve Months Ended December 31

($ In thousands, except per share data)	2005	2004	2005	2004

INCOME STATEMENTS
Total interest income	$19,611	$13,698	$68,108	$48,893
Total interest expense	7,728	3,680	23,541	12,169

Net interest income	11,883	10,018	44,567	36,724
Provision for loan loss	70	775	1,490	2,212

Net interest income after provision for loan losses	11,813	9,243	43,077	34,512
NONINTEREST INCOME
Deposit service charges	512	503	2,065	2,032
Wealth Management income	2,369	1,268	6,522	4,264
Gain on sale of mortgage loans	34	43	281	262
Gain on sale of other real estate	—	—	91	—
(Loss) gain on sale of securities	(409)	—	(494)	126
Other income	121	133	499	438

Total noninterest income	2,627	1,947	8,964	7,122
NONINTEREST EXPENSE
Salaries and benefits	6,027	4,705	22,130	18,553
Occupancy	675	550	2,327	2,090
Furniture and equipment	248	186	821	720
Other	2,959	2,835	9,043	7,968

Total noninterest expense	9,909	8,276	34,321	29,331
Minority interest in net income of consolidated subsidiary	(113)	—	(113)	—

Income before income tax	4,418	2,914	17,607	12,303
Income taxes	1,589	1,067	6,312	4,088

Net income	$2,829	$1,847	$11,295	$8,215

Basic earnings per share	$0.27	$0.19	$1.12	$0.85
Diluted earnings per share	$0.26	$0.18	$1.05	$0.82
Return on average assets	0.90%	0.67%	0.98%	0.81%
Return on average equity	12.52%	10.16%	13.86%	11.93%
Net interest rate margin (fully tax equivalized)	4.06%	3.85%	4.11%	3.84%
Yield on earning assets (fully tax equivalized)	6.66%	5.25%	6.25%	5.10%
Cost of paying liabilities	3.27%	1.82%	2.74%	1.63%
Net interest spread	3.39%	3.43%	3.51%	3.47%
Efficiency ratio	68.29%	69.16%	64.11%	66.90%
Noninterest expense to average assets	3.16%	3.01%	2.99%	2.91%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

($ in thousands)	Dec 31, 2005	Sep 30, 2005	Jun 30, 2005	Mar 31, 2005	Dec 31, 2004

BALANCE SHEETS
ASSETS
Cash and due from banks	$54,118	$38,542	$35,156	$32,085	$28,324
Federal funds sold	64,709	45,281	43,149	—	—
Interest-bearing deposits	84	101	94	141	156
Debt and equity investments	135,559	96,684	89,193	92,572	121,638
Loans held for sale	2,761	2,273	3,996	4,180	2,376
Portfolio loans	1,002,379	976,804	958,878	972,802	898,505
Less allowance for loan losses	12,990	13,168	12,769	12,639	11,665

Net loans	989,389	963,636	946,109	960,163	886,840

Premises and equipment, net	10,276	10,098	9,556	8,413	8,044
Goodwill	12,042	1,938	1,938	1,938	1,938
Other assets	18,030	11,289	11,331	11,090	10,634

Total assets	$1,286,968	$1,169,842	$1,140,522	$1,110,582	$1,059,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$229,325	$206,724	$199,136	$190,667	$197,283
Interest bearing deposits	886,919	816,241	796,548	746,126	742,345

Total deposits	1,116,244	1,022,965	995,684	936,793	939,628
Subordinated debentures	30,930	20,620	20,620	20,620	20,620
FHLB advances	28,584	28,749	30,564	68,879	10,299
Federal funds purchased	—	—	—	—	6,333
Other borrowings	8,347	6,975	7,230	2,303	3,532
Other liabilities	10,258	7,036	5,984	5,263	6,812

Total liabilities	1,194,363	1,086,345	1,060,082	1,033,858	987,224
Shareholders’ equity	92,605	83,497	80,440	76,724	72,726

Total liabilities and shareholders’ equity	$1,286,968	$1,169,842	$1,140,522	$1,110,582	$1,059,950

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

	For the Quarter Ended

($ In thousands, except per share data)	Dec 31, 2005	Sep 30, 2005	Jun 30, 2005	Mar 31, 2005	Dec 31, 2004

EARNINGS SUMMARY
Net interest income	$11,883	$11,159	$11,002	$10,522	$10,018
Provision for loan losses	70	408	226	786	775
Wealth Mangement income	2,369	1,472	1,471	1,212	1,268
Noninterest income	258	805	754	625	679
Noninterest expense	9,909	8,525	8,171	7,717	8,276
Minority interest in net income of consolidated subsidiary	(113)	—	—	—	—
Income before income tax	4,418	4,503	4,830	3,856	2,914
Net income	2,829	2,878	3,141	2,447	1,847
Diluted earnings per share	$0.26	$0.27	$0.29	$0.23	$0.18
Return on average equity	12.52%	13.84%	16.01%	13.23%	10.16%
Net interest rate margin (fully tax equivalized)	4.06%	4.03%	4.19%	4.18%	3.85%
Efficiency ratio	68.29%	63.45%	61.78%	62.44%	69.16%
MARKET DATA
Book value per share	$8.85	$8.26	$8.00	$7.65	$7.44
Market value per share	$22.68	$21.22	$23.65	$19.00	$18.50
Period end common shares	10,459	10,111	10,056	10,032	9,778
Average basic common shares	10,357	10,083	10,046	9,922	9,747
Average diluted common shares	10,983	10,782	10,676	10,521	10,224
ASSET QUALITY
Net charge-offs (recoveries)	$248	$10	$96	$(188)	$551
Nonperforming loans	$1,421	$1,777	$2,136	$3,134	$1,826
Nonperforming loans to total loans	0.14%	0.18%	0.22%	0.32%	0.20%
Allowance for loan losses to total loans	1.30%	1.35%	1.33%	1.30%	1.30%
Net charge-offs (recoveries) to average loans (annualized)	0.10%	0.00%	0.04%	(0.08)%	0.25%
CAPITAL
Average equity to average assets	7.20%	7.12%	7.07%	6.98%	6.62%
Tier 1 capital to risk-weighted assets	10.34%	10.33%	10.14%	9.73%	9.94%
Total capital to risk-weighted assets	11.59%	11.58%	11.39%	10.98%	11.19%
AVERAGE BALANCES
Portfolio loans	$979,182	$968,802	$963,570	$932,910	$872,700
Earning assets	1,181,273	1,114,508	1,067,366	1,034,525	1,047,990
Total assets	1,244,652	1,159,341	1,113,075	1,075,724	1,092,674
Deposits	1,080,525	1,012,070	942,466	919,910	977,359
Shareholders’ equity	89,641	82,495	78,701	75,037	72,345
LOAN PORTFOLIO
Commercial and industrial	$265,488	$263,286	$264,451	$278,752	$253,594
Commercial real estate	410,382	363,566	352,005	356,670	328,986
Construction real estate	138,318	128,444	134,459	132,297	127,180
Residential real estate	151,575	177,948	168,315	162,111	149,293
Consumer and other	36,616	43,559	39,649	42,972	39,451

Total loan portfolio	$1,002,379	$976,804	$958,878	$972,802	$898,505
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$229,325	$206,724	$199,136	$190,667	$197,283
Interest-bearing transaction accounts	108,712	85,824	86,815	91,512	85,523
Money market and savings accounts	483,186	450,107	449,793	429,102	436,259
Certificates of deposit	295,021	280,310	259,940	225,512	220,563

Total deposit portfolio	$1,116,244	$1,022,965	$995,684	$936,793	$939,628
WEALTH MANAGEMENT
Trust Assets Under Management	$819,608	$975,704	$924,817	$942,486	$869,900
Trust Assets Under Administration	1,388,480	1,541,597	1,476,216	1,446,874	1,383,557